As filed with the Securities and Exchange Commission on December 20, 2001
                                                      Registration No. 333-
                                                                           -----

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             Registration Statement
                        Under the Securities Act of 1933

                         HUTTIG BUILDING PRODUCTS, INC.
                         ------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                                                                         LAKEVIEW CENTER, SUITE 400
            DELAWARE                                 43-0334550                         14500 SOUTH OUTER FORTY ROAD
            --------                                 ----------                             CHESTERFIELD, MO 63017
(State or Other Jurisdiction of            (I.R.S. Employer Identification                  ----------------------
 Incorporation or Organization)                        Number)                     (Address of Principal Executive Offices,
                                                                                             including Zip Code)

            HUTTIG BUILDING PRODUCTS, INC. DEFERRED COMPENSATION PLAN
            ---------------------------------------------------------
                            (Full Title of the Plan)

                                 Nick H. Varsam
                         Huttig Building Products, Inc.
                           Lakeview Center, Suite 400
                          14500 South Outer Forty Road
                          Chesterfield, Missouri 63017
                                 (314) 216-2600
            (Name, Address, including Zip Code and Telephone Number,
                   including Area Code, of Agent for Service)

                         CALCULATION OF REGISTRATION FEE

================================ ================== ======================= ========================= ======================
                                                       Proposed Maximum         Proposed Maximum
      Title of Securities          Amount to be         Offering Price         Aggregate Offering           Amount of
       to be Registered             Registered            Per Share                Price (1)            Registration Fee
-------------------------------- ------------------ ----------------------- ------------------------- ----------------------
     Deferred Compensation          $10,000,000              100%                 $10,000,000                $2,390
        Obligations (2)
-------------------------------- ------------------ ----------------------- ------------------------- ----------------------
 Common Stock, $0.01 par value        200,000                (5)                 $1,105,000 (6)             $264.10
per share, and Preferred Share        Shares
     Purchase Rights(3)(4)
================================ ================== ======================= ========================= ======================

(1)  Estimated solely for the purpose of calculating the registration fee.

(2) The Deferred Compensation Obligations are unsecured obligations of Huttig Building Products, Inc, to pay deferred compensation in the future in accordance with the terms of the Huttig Building Products, Inc. Deferred Compensation Plan.

(3) Preferred Share Purchase Rights are attached to and trade with the common stock, and, therefore, do not carry a separate price or necessitate an additional registration fee. Value, if any, attributable to such Preferred Share Purchase Rights is reflected in the market price of the common stock.

(4) This Registration Statement also covers such additional shares of common stock as may be issuable pursuant to the antidilution provisions of the plan.

(5) Omitted pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(6) Proposed maximum offering price represents the average of the high and low prices of the common stock as reported on the New York Stock Exchange on December 14, 2001 in accordance with Rules 457(c) and 457(h) of the Securities Act of 1933, as amended.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         As permitted by the rules of the Securities and Exchange Commission, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified by Rule 428(b) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents have been filed by Huttig Building Products, Inc. (the "Company" or the "Registrant") with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), under file no. 1-14982 and are incorporated herein by reference:

         - The Company's Annual Report on Form 10-K for the year ended December 31, 2000.

         - The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2001, June 30, 2001 and September 30, 2001.

         -        The Company's Current Report on Form 8-K filed on August 29,
                  2001.

         - The description of the Common Stock and Preferred Share Purchase Rights contained under the caption "Description of Huttig Capital Stock" in Amendment No. 4 to the Company's Registration Statement on Form 10/A dated December 6, 1999.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold), other than those made pursuant to Item 9 of Form 8-K, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated, or deemed to be incorporated, by reference herein, shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

ITEM 4.  DESCRIPTION OF SECURITIES.

         The following description of the Deferred Compensation Obligations registered hereunder is qualified by reference to the Huttig Building Products, Inc. Deferred Compensation Plan (the "Plan"). A copy of the Plan is filed as
Exhibit 4.5 to this Registration Statement.

         The Deferred Compensation Obligations (the "Obligations") will be unsecured general obligations of the Registrant to pay the deferred compensation of, and Registrant contributions to, eligible senior executives and other key employees of the Registrant and its subsidiaries in the future in accordance with the terms of the Plan. The Obligations will rank equally with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.

         The amount of compensation to be deferred by each Plan participant will be determined in accordance with the Plan based on elections by the participant. The Registrant will establish compensation account(s) on behalf of each participant, to which the Registrant will credit any deferred compensation and Registrant contributions in accordance with the Plan. The compensation account(s) will be credited (or debited) with income (or loss) based upon a hypothetical investment in one or more of the investment options available under the Plan, which includes a hypothetical investment in common stock of the Registrant as well as one or more mutual funds, as chosen by each participant from a list of such investment options. A participant's deferred compensation will vest immediately; while the Registrant's contributions vest in varying percentages over a five year period in accordance with the Plan. Except for amounts invested in the common stock fund, each compensation account will be payable in cash upon the participant's retirement, termination, death or other date(s) determined in accordance with the Plan. Amounts in a participant's compensation account(s) invested in the common stock fund will be distributed in the form of whole shares of common stock, with fractional shares paid in cash.

         Participants and their beneficiaries may not voluntarily or involuntarily transfer, alienate or assign their interests under the Plan, and such interests are not subject to attachment, execution, garnishment or other such equitable or legal process.

         The administrative committee authorized to administer the Plan may amend, alter or terminate the Plan at any time without the prior approval of the Board of Directors; provided that, without the Board's approval, no amendment, modification or termination may materially increase the benefits accruing to participants under the Plan.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Nick H. Varsam, Vice President, General Counsel and Secretary of the Company, has rendered an opinion as to the legality of the deferred compensation obligations being registered hereby. The shares of common stock being registered hereby are not original issuance securities. Mr. Varsam is paid a salary and bonus by the Company, participates in certain of the Company's employee benefit plans, and owns shares of common stock and options to acquire shares of common stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Delaware General Corporation Law (the "DGCL") permits Delaware corporations to eliminate or limit the monetary liability of directors for breach of their fiduciary duty of care, subject to certain limitations. The Company's Restated Certificate of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock or (iv) for any transaction from which the director derived an improper personal benefit.

         The Company's By-laws provide for the indemnification of directors and officers to the fullest extent permitted by the DGCL. Section 145 of the DGCL authorizes indemnification when a person is made a party or is threatened to be made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving as a director, officer, employee or agent of another enterprise, at the request of the corporation, and if such person acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, he or she may be indemnified for expenses incurred (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such proceeding.

         If such a proceeding is brought by or in the right of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the corporation; however, a court may, even in such case, allow such indemnification to such person for such expenses as the court deems proper.

         Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases, indemnification is made by the corporation upon determination by it that indemnification of such person is proper because such person has met the applicable standard of conduct.

         The Company has entered into indemnification agreements with its directors and certain executive officers, and also maintains insurance for the benefit of its officers and directors.

         The above discussion of the Company's Restated Certificate of Incorporation and By-laws, the Indemnification Agreements and Sections 102(b)(7) and 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such documents and statutes.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         Reference is made to the exhibit index filed herewith.

ITEM 9.  UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes as follows:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement notwithstanding; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by the foregoing paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterfield, State of Missouri on December 19, 2001.

                                  HUTTIG BUILDING PRODUCTS, INC.

                                  By:    /s/ Barry J. Kulpa
                                         ----------------------------
                                           Barry J. Kulpa
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints each of Barry J. Kulpa, Kenneth E. Thompson, and Nick H. Varsam his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below.

/s/ Barry J. Kulpa                       President, Chief Executive Officer and Director               December 19, 2001
---------------------------                       (Principal Executive Officer)
Barry J. Kulpa

/s/ Kenneth E. Thompson                 Vice President, Administration, and Chief Financial            December 19, 2001
---------------------------                   Officer (Principal Financial Officer)
Kenneth E. Thompson

/s/ Thomas S. McHugh                                    Corporate Controller                           December 19, 2001
---------------------------                       (Principal Accounting Officer)
Thomas S. McHugh

/s/ E. Thayer Bigelow, Jr.                                    Director                                 December 18, 2001
---------------------------
E. Thayer Bigelow, Jr.

/s/ Alan S. J. Durant                                         Director                                 December 14, 2001
---------------------------
Alan S. J. Durant

/s/ R. S. Evans                                  Chairman of the Board and Director                    December 18, 2001
---------------------------
R. S. Evans

                                                              Director
---------------------------
Richard S. Forte

                                                              Director
---------------------------
Dorsey R. Gardner

                                                              Director
---------------------------
Delbert H. Tanner

/s/ James L. L. Tullis                                        Director                                 December 14, 2001
---------------------------
James L. L. Tullis

                                                              Director
---------------------------
Peter L. Young

                                  EXHIBIT INDEX


Exhibit           Description

4.1 Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form 10, as amended, filed with the Commission on September 21, 1999 (File No. 1-14982)).

4.2 Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to Amendment No. 4 to the Company's Registration Statement on Form 10, as amended, filed with the Commission on December 6, 1999 (File No. 1-14982)).

4.3 Rights Agreement dated December 6, 1999 between the Registrant and ChaseMellon Shareholder Services L.L.C., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-14982)).

4.4 Amendment No. 1 to Rights Agreement between the Company and ChaseMellon Shareholder Services L.L.C., as Rights Agent (incorporated by reference from Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000 (File No. 1-14982)).

4.5               Huttig Building Products, Inc. Deferred Compensation Plan

5.1 Opinion of Nick H. Varsam, Vice President, General Counsel and Secretary of Huttig Building Products, Inc.

23.1              Consent of Deloitte & Touche LLP

23.2 Consent of Nick H. Varsam, Vice President, General Counsel and Secretary (included in Exhibit 5.1)

24.1              Power of Attorney (included on page II-5)